Exhibit 10.1

Exhibit A

SEPARATION AND RELEASE AGREEMEnT

In consideration for the undertakings and promises set forth in the Employment Agreement, the terms of which are incorporated herein by reference, and this Separation and Release Agreement (the “Separation and Release Agreement”) between Dwight Gibson and BLUELINX CORPORATION (“Company”), Executive (on behalf of himself and Executive’s heirs, assigns and successors in interest) voluntarily agrees to completely settle and resolve all claims Executive may have against the Company and the Releasees, as defined below, as of the time Executive executes this confidential Separation and Release Agreement.

1.              Accrued Earnings. Pursuant to Section 6(a) of the Employment Agreement, the Company shall pay to Executive:

a.                Accrued but unpaid base salary, expenses, and unused vacation as of the Separation Date (as defined below), less applicable withholdings, which shall be paid in a lump sum in cash within thirty (30) calendar days of the Separation Date, in accordance with the Reimbursement Rules (as defined in the Employment Agreement), where applicable. Executive will also be provided accrued benefits, Directors and Officers Liability Coverage as described in the Employment Agreement, and any benefits that by their terms extend beyond the termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive participated and excluding, except as provided in Section 3, any Company severance pay program or policy). For the avoidance of doubt, Executive has no entitlement to receive a pro-rata short term incentive program bonus for 2023.

b.                Any benefits to which Executive is entitled in accordance with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).

2.             Effective Date. This Agreement, with the exception of the ADEA Release (as defined in Section 10.a) shall become effective on the date on which the Executive signs the Agreement (the “Effective Date”).

3.             Consideration. Pursuant to Section 6(c) of the Employment Agreement, and subject to the provisions of Section 10, the Company will provide Executive with the following “Consideration”:

a.                A payment of $1,550,000, less applicable withholdings, equal to two (2) times the Executive’s annual Base Salary in effect immediately prior to the Separation Date (the “Severance Amount”). The Severance Amount will be paid to Executive in two installments with the first installment payment of $100,000 being paid no later than ten (10) business days after the Effective Date. The remaining $1,450,000 of the Severance Amount (the “ADEA Release Installment”) will be paid no later than ten (10) business days after the ADEA Release Date (as defined below);

b.                On the ADEA Release Date:

i.                Executive’s remaining 44,160 time-vested Restricted Stock Units (“Time-Vested RSUs”) that have not previously become vested shall become vested and non-forfeitable. Except to the extent modified hereby, the Time-Vested RSUs shall continue to be subject to the terms and conditions of the 2021 and 2022 Time-Based Restricted Stock Unit Award Agreements, as applicable.

ii.               Executive’s remaining 15,300 performance-vested Restricted Stock Units (“Performance-Vested RSUs”) that have not previously become vested shall remain outstanding and shall vest and become non-forfeitable in accordance with their terms and based on the actual performance of the Company during the Performance Period, as defined in the 2022 Performance-Based Restricted Stock Unit Award Agreement (the “Award Agreement”). Except to the extent modified hereby, the Performance-Vested RSUs shall continue to be subject to the terms and conditions of the Award Agreement.

c.               Continued participation in the Company’s medical and dental plans, on the same basis as active employees participate in such plans, until the earlier of (1) Executive’s eligibility for any such coverage under another employer’s or any other medical or dental insurance plans or (2) the date that is one (1) year after the Separation Date; except that in the event that participation in any such plan is permitted only by Executive electing continued participation through COBRA, or if participation in any such plan would result in adverse tax consequences to Executive of the Company, then assuming Executive timely makes an election under COBRA, the Company shall reimburse Executive on a monthly basis in accordance with the Reimbursement Rules (as defined in the Employment Agreement) for any COBRA premiums paid by Executive (for Executive and Executive’s dependents). Executive agrees that the period of coverage under such plans ( or the period of reimbursement if participation is through COBRA) shall count against the plans’ obligation to provide continuation coverage pursuant to COBRA.

4.                  Resignation From BHI Board of Directors. As of March 21, 2023 (the “Separation Date”), Executive agrees to have resigned Executive’s position as a director of the Board of Directors of BLUELINX HOLDINGS INC. ("BHI'') and any other officer or director positions he holds with the Company, BHI, or any of their subsidiaries or affiliated entities.

5.                  Releasees. Executive agrees that this Separation and Release Agreement and the enclosed Employment Agreement releases all claims and potential claims against the Company, BHI, and any affiliated companies and related business entities, as well as their shareholders, subsidiaries, parent companies, divisions, joint ventures, sister corporations, assigns, assets, agents, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), employee benefit plan fiduciaries, insurers of employee benefits, directors, officers, former officers, employees, members, administrators, attorneys, representative trustees, successors/heirs, any co-employers or joint employers, and as intended third-party beneficiaries, investors, lenders, contractors, and all persons acting by, through, under, or in concert with them, jointly and severally, in their individual, fiduciary, and corporate capacities (collectively referred to throughout this Separation and Release Agreement and the enclosed Employment Agreement as the “Releasees”).

6.                  Release of All Claims by Executive.

a.               With the exception of any claims that cannot legally be waived by private agreement (including any rights to unemployment benefits or worker’s compensation), in exchange for, and in consideration of, the payments, benefits, and other commitments described in the Employment Agreement, Executive, hereby fully, forever, irrevocably, and unconditionally releases and discharges the Company and the Releasees, from any and all claims against the Company and the Releasees that Executive has as of the time of the execution of this Separation and Release Agreement, whether now known or unknown, contingent or vested, whether anticipated or unanticipated, and whether asserted or unasserted (the claims released in this Agreement are collectively referred to as the “Released Claims”).

b.               Without limiting the foregoing language, the Released Claims include all claims based directly or indirectly upon Executive’s employment with the Company, the end of Executive’s employment, and any alleged act or omission to act by the Company or the Releasees. The Released Claims include, to the fullest extent permissible under applicable federal, state, and local laws and regulations, but are not limited to any claims:

i.               arising from or in connection with Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;

ii.               arising out of or relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;

iii.             brought or that could be brought pursuant to or under any federal statute, law, or regulatory authority, including but not limited to claims of discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, 42 USC § 1981, the Equal Pay Act (“EPA”) the Lily Ledbetter Fair Pay Act (LLFPA), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”), the Americans With Disabilities Act (“ADA”), the Rehabilitation Act of 1973, C.O.B.R.A., the Worker Adjustment and Retraining Notification Act (WARN); the Employee Retirement Income Security Act (ERISA) (excluding vested benefits), Occupational Safety and Health Act (OSHA), the National Labor Relations Act (NLRA), as amended (to the extent permitted by law); the Labor-Management Relations Act, as amended (LMRA), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and/or the Federal False Claims Act, the Genetic Information Nondiscrimination Act (“GINA”), the Family and Medical Leave Act (“FMLA”), or any other similar labor, employment or antidiscrimination law under state, federal or local law and as any of these laws may have been amended;

iv.             based on any claims brought or that could be brought pursuant to or under the statutory and/or common law of Georgia such as the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code, and/or the Georgia Minimum Wage Law;

v.              based on any contract, tort, whistleblower, personal injury, wrongful discharge theory or other common law theory; or

vi.             arising under the Separation and Release Agreement, the Employment Agreement, or any written or oral agreements between Executive and Company or any of Company’s subsidiaries or affiliates (other than the Employment Agreement).

c.               For avoidance of doubt, Executive hereby waives any right to seek or recover any individual relief (including back pay, front pay, compensatory damages, punitive damages, other money damages, reinstatement, or other relief) in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by Executive or by any other person or entity, including but not limited to any proceeding brought by the Equal Employment Opportunity Commission, or any similar federal, state, or local agency or commission. Executive has had the opportunity to determine whether Executive has suffered any work-related accidents, injuries, and/or occupational diseases while employed by the Company and affirms that Executive does not have any such injuries or diseases for which Executive has not already filed a claim. Executive also represents that Executive is not aware of any acts or comments that would support a claim of sexual harassment by anyone against the Company or any Company employee, vendor, customer, or visitor.

d.               Executive expressly acknowledges that this Separation and Release Agreement is intended to include in its effect, without limitation, all Released Claims which Executive does not know or suspect to exist in his favor at the time Executive signs this Separation and Release Agreement, and that this Separation and Release Agreement contemplates the extinguishment of any such Released Claims.

7.                  Covenant Not to Sue. Subject to the Protected Rights in Section 9 and unless prohibited by applicable law, Executive agrees and covenants not to sue or initiate any claims in any forum against any of the Releasees on account of or in relation to any Released Claim, or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further agrees and covenants that this Release is a bar to any claim, action, suit, or proceeding pertaining to the Released Claims. Executive understands and agrees that if Executive breaches this covenant not to sue, then Executive must indemnify the Releasees for all damages and expenses, including attorneys’ fees, incurred by any Releasees in defending, participating in or investigating any matter or proceeding covered by this Section 7. This provision does not prohibit Executive from filing a lawsuit challenging the validity of Executive’s waiver of claims under the ADEA.

8.                  Damages for Breach. If Executive breaches this Separation and Release Agreement, Executive shall pay all costs incurred by Releasees (or any of them), including reasonable attorney’s fees, in defending against Executive’s claim, and, as a precondition to filing any such lawsuit, shall return all but $500.00 of the Consideration. The preceding two sentences of this section do not apply if Executive files a charge or lawsuit under the Age Discrimination in Employment Act (“ADEA”) challenging the validity of this Separation and Release Agreement. However, in the event any such ADEA lawsuit is unsuccessful, a court may order Executive to pay attorney’s fees and/or costs incurred by Releasees (or any of them) where authorized by law. In the event any such ADEA lawsuit is successful, the severance benefits or payment Executive received for signing this Separation and Release Agreement shall serve as restitution, recoupment, or setoff to any monetary award received by Executive.

9.                  Protected Rights. Executive understands that nothing contained in this Separation and Release Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). By signing this Separation and Release Agreement and enclosed Employment Agreement, Executive does not release the right to file any claims that are not permitted to be waived or released under applicable law or regulation, or the right to communicate with an attorney. Executive further understands that this Separation and Release Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency including providing documents or other information, without notice to Company. This Separation and Release Agreement does not limit Executive’s right to receive only a reward from a government administered reward program for providing information directly to a government agency, such as for information provided to the SEC; however, as provided in the Executive further waives any right to any form of damages (including, but not limited to, lost wages, compensatory damages, liquidated damages, or punitive damages), reinstatement attorneys’ fees and costs, or other remedy in any action brought by Executive or on Executive’s behalf.

10.                Time to Consider.

a.               The Released Claims include any claims Executive may have against any of the Releasees under the ADEA (the “ADEA Release”). Executive understands that Executive has been given twenty-one (21) calendar days to consider this Agreement and agrees that this consideration period has been reasonable and adequate (the “Consideration Period”). If Executive decides to sign this Agreement before the expiration of the Consideration Period, which is solely Executive’s choice, Executive represents that Executive’s decision is knowing and voluntary. Executive agrees that any revisions made to this Agreement after it was initially delivered to Executive, whether material or immaterial, do not restart the Consideration Period. The Company advises Executive to consult with an attorney prior to signing this Agreement.

b.               Executive may revoke the ADEA Release within 7 calendar days after the date he signs this Agreement. The ADEA Release will not become effective or enforceable until the 8th calendar day after Executive signs this Agreement without having revoked the ADEA Release (the “ADEA Release Date”). If Executive chooses to revoke the ADEA Release, Executive must notify the Company in writing addressed to the Company’s designated agent for this purpose:

The Company:	King & Spalding LLP 1180 Peachtree St NE Atlanta, Georgia 30309 Attention: Michael W. Johnston, Esq.

Any such notice of revocation must be delivered to the Company at the foregoing address in a manner calculated to ensure receipt prior to 11:59 p.m. on the day prior to the ADEA Release Date. The Parties agree the ADEA Release Installment and the benefits provided under Sections 3.b have been allocated to the ADEA Release. If Executive revokes the ADEA Release, Executive will not be entitled to the ADEA Release Installment or the benefits provided under Sections 3.b. The benefits provided under Section 3.c and the remaining $100,000 of the Severance Amount to which Executive will be entitled and which will be paid pursuant to Section 3.a will act as consideration for the remaining Released Claims, promises, and covenants in this Agreement, which the Parties agree and acknowledge became binding and effective as of the Effective Date and survive if Executive revokes the ADEA Release.

11.             Restrictive Covenant Reaffirmation. Executive hereby acknowledges and agrees that he continues to be bound by the restrictive covenants contained in the Employment Agreement, including all covenants and promises in Section 7 of the Employment Agreement, and that these covenants, pursuant to their terms, survive Executive’s separation of employment from the Company.

12.             Non-Admission. This Separation and Release Agreement will not be construed as an admission by the Company or the Releasees of any liability or wrongdoing to Executive, breach of any agreement, or violation of statute, law, or regulation, or a waiver of any defenses to those matters within the scope of this Separation and Release Agreement. The Company specifically denies any liability for wrongdoing.

13.             Governing Law. This Separation and Release Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Separation and Release Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The existence of any claim or cause of action by Executive against Company, including any dispute relating to the termination of Executive’s employment or under this Separation and Release Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

14.             Severability. If any provision of this Separation and Release Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Separation and Release Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Separation and Release Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein. The Company may, however, at its sole option, void this Separation and Release Agreement, in which case Executive shall immediately return any received consideration payments to Company.

15.             Medicare, Medicaid, and the SCHIP Extension Act. Executive hereby warrants: (1) Executive presently is not, nor has Executive ever been enrolled in Medicare or applied for such benefits; and (2) Executive has no claim for Social Security Disability benefits nor is Executive appealing or re-filing for Social Security Disability benefits. Executive, therefore warrants that Medicare has not made any payments to or on behalf of Executive, nor has Executive made any claims to Medicare for payments of any medical bills, invoices, fees, or costs, airing from or related to any of the claims released by this Separation and Release Agreement. Executive agrees to indemnify, defend, and hold the Company and the Releasees harmless from: (1) any claims of, or rights of recovery by Medicare, and/or persons or entities acting on behalf of Medicare as a result of any undisclosed prior payment, or any future payment by Medicare for or on behalf of Executive, and; (2) all claims and demands for penalties based upon any failure to report the settlement payment, late reporting, or other alleged violation of Section 11 of the Medicare, Medicaid and SCHIP Extension Act that is based in whole or in part upon late, inaccurate, or inadequate information provided to the Company by Executive. Executive agrees to hold harmless the Company and the Releasees from and/or for any loss of Medicare benefits or Social Security benefits (including Social Security Disability) that Executive may sustain as a result of this Separation and Release Agreement. The Parties have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. § 1395y(b).

16.             Further Acknowledgements and Representations. By signing this Separation and Release Agreement, Executive further certifies and acknowledges that:

a.                Executive has had the full opportunity to investigate all matters pertaining to Executive’s claims and that the waiver and release of all rights or claims Executive may have is knowing and voluntary, including Executive is knowingly and voluntarily releasing and waiving all claims Executive may have under the ADEA;

b.               Executive has the capacity and authority to enter into this Separation and Release Agreement. Executive has carefully read and fully understands the provisions of this Separation and Release Agreement;

c.               The payment referred to in this Separation and Release Agreement and as set forth in the Employment Agreement exceeds that to which Executive would otherwise have been entitled, and that the actual payment is in exchange for the release of the claims referenced in this Separation and Release Agreement. Upon receipt of the payments and benefits described in Section 3, as applicable, Executive will have received from the Company all compensation, including but not limited to, payment for all wages, bonuses, commissions, and incentives; and reimbursement for business expenses, to which Executive is or has ever been entitled for services provided to the Company;

d.               The Company has granted Executive any leave to which Executive was entitled under the FMLA or related state or leave or disability accommodation laws;

e.                Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of the Releasees;

f.                Executive is not Medicare eligible and has not filed a claim for Medicare benefits;

g.               Executive is not aware of any violation of law, regulation, or policy that has not already been brought to the attention of the appropriate management personnel of the Company. Further, Executive affirms and represents that during Executive’s employment, Executive always complied with all laws, acted with the highest degree of fidelity to the Company, and committed no acts of theft, embezzlement, misappropriation, or other forms of misconduct contrary to the interests of the Company;

h.               Executive understands that Executive has the right to talk with an attorney before signing this Separation and Release Agreement, and further acknowledges and represents that Executive discussed all aspects of this Separation and Release Agreement with counsel of Executive’s choosing or had the opportunity to do so, including the fact that Executive is releasing claims and potential claims against the Releasees;

i.                 Executive understands that any discussions Executive may have had with counsel for Company regarding Executive’s employment or this Separation and Release Agreement does not constitute legal advice and that Executive has had the opportunity to retain his own independent counsel to render such advice;

j.                 Executive understands that this Release and the Agreement FOREVER RELEASE Company and all other Releasees to the extent set forth above;

k.                In signing this Separation and Release Agreement and the Employment Agreement Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR IN THE AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter basis, or effect of this Agreement or otherwise, and Executive agrees that this Separation and Release Agreement will be interpreted and enforced in accordance with Georgia law;

l.                 Executive agrees to its terms knowingly, voluntarily, and without intimidation, coercion, or pressure; and

m.              This Separation and Release Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, with the same effect as if the Parties had signed the same document. All such counterpart shall be deemed an original, shall be construed together, and shall constitute one and the same instrument, with original signature, photocopy signature, fax signature, or electronic signature permitted and accepted.

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READ CAREFULLY. THIS DOCUMENT Contains EXECUTIVE’S RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the undersigned has executed this Separation and Release Agreement as of the date set forth below.

“Executive”

Dwight Gibson

/s/ Dwight Gibson

Dated: March 21, 2023

“Company”

BLUELINX CORPORATION

By:	/s/ Kim Fennebresque
Name: Kim Fennebresque
Title: Chairman, BlueLinx Holdings Inc.